Exhibit 10.ii.a

BARGE FREIGHT CONTRACT

Shipper:	Carrier:	Cargo Carriers, a division of Cargill Marine & Terminal, Inc. P.O. Box 5608 Minneapolis, MN 55440-5608 952-742-6763

This Freight Contract (“Contract”) is dated as of                         , between Shipper and Carrier (each as defined above). Shipper has requested and Carrier has agreed to transport certain Cargo from the origin to the destination pursuant to the terms of this Contract, including the terms set forth on the reverse side hereof and the terms of any applicable bill of lading.

1. Loading Dates
2. Description and Quantity of Cargo (net tons):
3. Value of Cargo	Unless otherwise agreed by the parties in writing, the shipment is valued at not more than $500/net ton.
4. Minimum Quantity of Cargo per Barge
5. No. of Barges
6. Freight Origin:
7. Freight Destination:
8. Freight Rate:
9. Free Time & Demurrage Rates:
10. Cleaning Charge:
11. Payment Terms:	Due 30 days from Invoice Date
12. Storage:	Cargo risk for account of the Shipper while barges are on storage. Carrier will not be responsible for cargo condition or for inspecting cargo condition.
13. Fuel Costs Adjustment
14. Special terms and conditions:

Shipper:	MOSAIC CROP NUTRITION, LLC	Carrier:	CARGO CARRIERS, A Division Of Cargill Marine & Terminal, Inc.
Signature:		Signature:
By:		By:
Title:		Title:

SHIPPER SHALL BE DEEMED TO HAVE ACCEPTED ALL TERMS AND CONDITIONS OF THIS CONTRACT UPON PLACEMENT OF BARGE BY CARRIER AT SHIPPER’S INSTRUCTIONS

ADDITIONAL CONTRACT TERMS AND CONDITIONS

15. TRANSPORT. Carrier is not bound to transport any Cargo by any particular barge or towboat or in time for any particular market or otherwise than with reasonable dispatch. Any tow carrying all or any of the Cargo shall be at liberty to call at any port or ports In or out of the customary route and in any order, to tow and be towed, to assist vessels In distress, to deviate for any purpose and to dock and repair. Carrier shall be at liberty to transfer, lighter or forward the Cargo or to load or discharge it at any time. Carrier shall only accept Cargo to be transported to destinations accessible to its barge. If Cargo has been accepted or is re-consigned for delivery to a destination that subsequently becomes inaccessible to Carrier’s barge, Carrier may deliver the Cargo to an accessible intermediate destination nearest to the original destination, in which event the freight charges shall be adjusted to reflect the transportation service actually rendered by Carrier. The following non-exclusive list of considerations shall be used to determine whether a destination Is inaccessible: the type and draft of the line haul towboat, the type of barge, the loaded draft of the barge, and the necessity of returning an empty barge.

16. LOADING AND UNLOADING OF BARGES.

a. Cargo. It is Shipper’s obligation to present the Cargo for shipment and to load and unload the Cargo in a safe and workmanlike manner, all in accordance with all laws and regulations applicable to such Cargo, including Environmental Laws (defined below). Carrier accepts the cargo without knowledge of its quantity, quality, condition, contents or value. No claims for variation of weight due to natural shrinkage shall be allowed. Carrier shall not transport or be liable for documents or articles of extraordinary value. Shipper shall supply a current, original Material Safety Data Sheet for any Cargo to Carrier promptly upon Carrier’s request and Carrier reserves the right to reject Cargo constituting or containing Hazardous Materials (as defined below). Every party, whether principal or agent, presenting for shipment Hazardous Materials or dangerous goods without previous full written disclosure to Carrier of the Cargo’s nature, shall be liable for and indemnify Carrier against all loss, cost, expense, or damage of any kind, including pollution damage, caused by such Cargo, and such Cargo may be disposed of or warehoused at Shipper’s risk and expense or destroyed without compensation to Shipper and at Shipper’s risk. “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or material (including petroleum products, explosives, radioactive materials, pesticides, fertilizers, medical waste and asbestos) that are regulated, defined or classified as such under Environmental Laws and/or for which liability and/or standards of conduct are imposed under Environmental Laws, “Environmental Laws” means all federal, state or local laws regulations, statues, codes, rules, ordinances, resolutions, directives, orders, decrees, and any other governmental requirements, now or hereafter in effect, which pertain to, regulate and/or impose a liability or standards of conduct with respect to the environment and/or Hazardous Materials. This term specifically includes, but is not limited to the federal Comprehensive Environmental Response Compensation and Liability Act of 1980,42 U.S.C. § 9601 et. seq., the Resource Conservation and Recovery Act of 1976 {also known as the Solid Waste Disposal Act), 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C, § 1251 et. seq., the Oil Pollution Act of 1990,33 U.S.C. § 2701 et seq., the Toxic Substances Control Act, 15 U.S.C - § 2601 et. seq., and the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et. seq., all as now or hereafter amended, and including each of their respective implementing regulations.

b. Loading Requirements. Shipper shall load a barge to the maximum draft specified by Carrier. Shipper shall be governed by Carrier’s instructions regarding the height of load, the tonnage of the Cargo, the Shipper shall be subject to any demurrage charges that may accrue due to the detention of any barge occasioned by non-compliance with Carrier’s loading requirements specified herein, Shipper shall load a barge in a safe and workmanlike manner.

c. Distribution of Cargo. Shipper shall be required to distribute Cargo in a barge to ensure an even draft. If a barge is not loaded to an even draft, or if Cargo or debris is left on the working surfaces (i.e., covers, decks, gunnels, etc.), Carrier, at its exclusive option, may refuse to accept the barge for transport. If Carrier refuses to accept any barge, Shipper must, at its expense, redistribute the Cargo and remove debris in compliance with Carrier’s requirements, in addition, the barge will be subject to the demurrage provisions herein, from the time and date of placement until the barge is accepted for transportation by Carrier, or an empty barge is released and accepted by Carrier.

d. Possession of the Barge during Loading/Unloading. Carrier shall deliver a barge to a dock or fleet designated by Shipper or Shipper’s consignee for loading or unloading. In the event that the dock or fleet designated by Shipper or Shipper’s consignee is unable to accept a barge (or any reason at the time tendered by Carrier, Carrier will deliver the barge to the nearest fleet in which space is available (an “Alternate Location”) and the barge will be deemed to be constructively placed upon delivery to such Alternate Location. Shipper will be responsible for all additional costs associated with moving the barge to such Alternate Location and utilizing the Alternate Location. Upon delivery of a barge, Shipper or consignee shall be in possession of the barge and responsible for the safety of the barge until redelivered to Carrier. For the purpose of this section, the term “possession” shall mean the time commencing upon Carrier’s delivery of a barge for loading or unloading by Shipper or Consignee to any dock or fleet designated by Shipper (or to an Alternate Location as described above) until the barge is removed by Carrier or its agents. Shipper or Consignee shall be responsible for the safe keeping of Carrier’s barge delivered to a landing regardless of whether Shipper or Consignee owns or operates the fleet or dock, Barges in Shipper’s possession shall be held without charge to Carrier. The Shipper or Consignee shall protect the barge, provide and maintain necessary lights and navigational aids on a barge while in Shipper’s possession. The Shipper or Consignee shall comply with all applicable federal, state, or local laws, rules and regulations including, without limitation, those of the United States Coast Guard.

e. Unloading. Shipper or Consignee shall unload and remove the Cargo from a barge, Including any Cargo or debris on the working surfaces, promptly upon arrival of the barge at destination. Carrier may sell or otherwise dispose of Cargo not unloaded and removed in accordance with this Contract. Cargo shall be treated in all respects as perishable property subject to possible deterioration. Shipper shall unload a barge in a safe and workmanlike manner,

f. Safe Berth. Shipper warrants a barge shall have a safe berth of not less than nine (9) feet of draft, free of fleeting, unless otherwise specified by Carrier and agreed to by Shipper.

17. RATE.

a. General. Freight shall be considered earned on the commencement of the voyage or movement. No deduction shall be made to the freight if the barge or Cargo is lost, or if the voyage or movement is interrupted or abandoned. Freight rates include one placement of a barge at Origin and Destination. Carrier shall not provide a towboat to stand by for shifting or switching of a barge before, during, or after loading or unloading.

b. Exclusions. Rates apply for line hauls only and do not include the cost of: ballasting a barge: demurrage; disposing of excess Cargo; drayage; elevation; loading or unloading of Cargo into or from a barge; opening or closing barge hatches; removal or replacement of barge covers; sheddage; stacking or restacking of barge covers; rail switching; tollage; wharfage; or any other terminal expense at either origin or destination. In the event Carrier is required to dispose of Shipper’s cargo, Carrier will provide Shipper notice and Shipper shall, within 4 hours of receipt of notice, advise Carrier of its intent to dispose of the cargo for its account and at its expense. Should Shipper fail to timely respond and/or act upon Carrier’s notice, Carrier shall dispose of the excess Cargo for Shipper’s account. All expenses reasonably required for the movement of Shipper’s Cargo excluded from the freight rates shall be for the account of Shipper and shall be promptly paid when invoiced. Any form of tax assessment applicable to Cargo or any lockage fee which is now or may be levied by any federal, state or local taxing authority shall be In addition to the freight rates stated herein.

c. Pass-through charges. If during the term of this Contract, waterways user taxes, service charges, lock charges, tolls or other similar charges increase over those In effect at the date of this Contract, such increases shall increase the Freight Rate or Base Rate on a pass-through basis. Any other charges imposed by a third party outside Carrier’s control attributable to the movement of the barge, will be paid by Shipper on a pass-through basis.

d. Non-grain Calculation. Settlement for freight charges for all Cargo other than grain shall be calculated on the basis of weights obtained at Origin as specified herein. Carrier shall not assume any responsibility to weigh the Cargo at its Origin or Destination. If actual weight of the Cargo cannot be determined at Origin, the parties shall use estimated weights to calculate the freight charges. The applicable freight charges shall be adjusted to reflect the unloaded weight of the Cargo, if such unloaded weight is available at Destination. If facilities for determining the Cargo’s weight at Destination are not available, the barge will be gauged before it is unloaded, at Shipper’s expense, and the weight of the Cargo thus ascertained shall be used to adjust the freight charges. Within seventy-two (72) hours after the loading is completed, Shipper shall submit to Carrier a written confirmation of loading which describes the Cargo and its weight (net tons) (the “Confirmation”). Carrier will promptly invoice Shipper upon receipt of the Confirmation.

e. Grain Calculation. For grain, including, but not limited to, the following heavy grain commodities (corn, soybeans, wheat, milo, sorghum and rice), Shipper’s elevator shall provide Carrier within seventy-two (72) hours a U.S. Department of Agriculture (“USDA”) official grain weight certificate Indicating unloaded weight of the Cargo. The USDA official grain weight certificate may be an original or facsimile copy. Carrier shall invoice Shipper upon the receipt of the weight certificate for Cargo. Also, failure to receive billing for grain barges within seventy-two (72) business hours after the release date of the barge from loading, may result in a $500.00 per barge fee.

18. FREETIME AND DEMURRAGE. Free time will be calculated from 7:00 a.m. of the next day following the placement (actual or constructive) of a barge and shall continue to 7:00 a.m. the day after a barge has been released. Loading or unloading shall be deemed as utilizing one (1) full day, notwithstanding that a barge may be loaded or unloaded and released to Carrier in less than a 24-hour period. After the period of free time has expired, the demurrage charges specified under this Contract will be made for each day, including Saturdays, Sundays and Holidays, until the released as provided herein. “Holidays” shall mean New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. The phrase “placement of the barge” means actual or constructive placement of a barge at a dock or a fleeting service (if the barge is delivered to the dock by fleeting service) for loading or unloading. A barge shall be considered “released” and free time shall cease to run (i) at Origin, at 7:00 a.m. on the day after Shipper notifies Carrier by telephone, confirmed by facsimile, that a barge is ready to be transported; and (ii) at Destination, at 7:00 a.m. on the day after Shipper notifies Carrier by telephone, confirmed by facsimile, a barge is unloaded and ready to be returned to Carrier.

19. CARGO INSURANCE. Carrier will, at its own expense, obtain and keep in full force and effect during the term of this Contract, or any extension thereof, Cargo Insurance on the full value of all Cargo transported under this Contract. Carrier may at its own risk, elect to self-insure the Cargo. Cargo is insured up to the value stated in Section 3, or the actual value of the Cargo whichever is less. In no case will the Carrier be liable for any loss of, damage to, or expense in connection with Cargo (i) not safely aboard a barge or (ii) in an amount exceeding $500.00 per ton or the agreed value, whichever is less.

20. MITIGATION. If all or any part of the Cargo is discovered damaged while subject to this Contract, Carrier, in its sole discretion to minimize the damage, may sell the Cargo at public or private sale to the best advantage, in such an event, Carrier shall, where practicable, provide Shipper and any known Consignee with notice of the proposed sale. The proceeds of any sale made under this section shall be applied by Carrier to the payment of freight, demurrage, storage and any other charges and the expense of notice, advertisement, sale and other necessary expense of caring for and maintaining the Cargo, and the balance, if any, shall be paid to Shipper or Consignee.

21. CLAIMS. As condition precedent to recovery, claims must be filed in writing with Carrier within nine (9) months of delivery of the Cargo, or, in case of failure to make delivery, then within nine (9) months after a reasonable time for delivery has elapsed. Suits shall be instituted against Carrier only within two (2) years and one (1) day from the day when notice in writing is given by the Carrier to the claimant that the Carrier has disallowed the claim or any part or parts thereof specified in the notice.

22. FORCE MAJEURE. Neither Carrier, Shipper, the tow, her master or owners, nor any other equipment used by Carrier, shall be responsible or liable in any way for and each thereof shall be excused from any failure or delay in performance hereunder or in offering for transport, loading, transporting, or unloading the cargo arising from Force Majeure, provided the party declaring Force Majeure gives written notice of such condition to the other party within seventy-two (72) hours after commencement of the Force Majeure condition. The term “Force Majeure” shall include acts of God or the elements, acts of a public enemy, acts of terrorism, insurrections, riots, strikes, labor disputes, fires, explosions, floods, ice, high, or low water, embargoes, acts or orders of civil or military authorities, lock delays or closings, fuel shortages, or other causes beyond the reasonable control of the party declaring Force Majeure. Such excuse from performance shall continue until the Force Majeure ceases to exist. A party declaring Force Majeure shall make reasonable efforts to eliminate or resolve the condition, recognizing, however, that the settlement of any strike or other labor dispute shall be solely within the discretion of that party. A declaration of Force Majeure by Shipper does not excuse payment of demurrage for a barge on demurrage status. When a Force Majeure is declared on a barge with remaining free time, free time shall be suspended until the Force Majeure ceases to exist. The provisions of this section are not intended, and shall not be construed, to affect either party’s responsibility for loss of or damage to Cargo in its custody.

23. BILL OF LADING. Upon the request of Shipper, Carrier shall issue and deliver a Bill of Lading on behalf of Shipper for each Cargo. All Bills of Lading issued by Carrier pursuant to this Contract shall be subject in all respects to the terms and conditions of this Contract, and shall specifically state that they are subject in all respects to the terms and conditions of this Contract. In lieu of a Bill of Lading, Carrier may provide Shipper with the a Status Report confirming the Contract number, the barge number, the Cargo, the placement date, the release date, the arrival date, the empty dale, the Origin, the Destination, the consignee, the tonnage, the current barge position, the pick-up schedule and such other items as Carrier, in its sole discretion, may report.

24. PAYMENTS. All payments required hereunder shall be made in full within the time required in Section 11 herein. A late charge equal to two percent (2%) of the payment due shall be charged and paid by Shipper each month (or any fraction thereof) that any payment obligations hereunder are not paid when due until such payment obligations are satisfied in full and all late charges paid. Carrier, in its sole and absolute discretion, may, upon written notice require different payment terms, including without limitation, payment in advance before placing a barge for loading. In the event that Shipper refuses to make payment in accordance with Carrier’s payment terms, Carrier shall have no further obligations to Shipper under this Contract. If any agency or attorney is employed to assist in the collection of such payment obligation, then the delinquent party also shall be required to pay such agency/attorney’s reasonable fees relating to such collection. Carrier has the right to deter placement of any barge and/or delivery of the Cargo if Shipper’s payment obligations are days past due until such lime as all amounts due Carrier are paid in full. Demurrage will be billed at origin and destination separately on all grain Cargoes, and at the conclusion of the voyage for all other Cargoes.

25. LIEN. Carrier will have a lien upon all cargo for any freight or demurrage due hereunder, which lien will survive the delivery of such cargo.

26. DEFAULT. No default of either party in the performance of any of its covenants or obligations hereunder, which, except for this provision, would be the legal basis for rescission or termination of this Contract by the other party hereto, shall give or result in such a right unless and until the party committing such default shall fail to correct the default within ten (10) days after written notice of such default is given to the defaulting party by the non-defaulting party. Notwithstanding anything in this Contract to the contrary, there shall be no cure period for any payment default or default by Shipper in complying with environmental or hazardous materials provisions of this Contract and each party shall have each and every other right afforded it under law against the defaulting party.

27. ACTIONS REQUIRING APPROVAL. Carrier must expressly approve in writing, upon its sole discretion, any request by Shipper for diversion, re-consignment or holding in transit for orders, more than one placement at origin or destination, inspection in transit, transit privileges, holding of barge within a single harbor, stop off to partially unload or to complete loading.

28. CLEANING CHARGES. Carrier shall pay the usual and customary charges for cleaning barges at the port of Destination or next port of Origin (which ever is greater) up to the maximum cleaning charge set forth in Section 10. Shipper shall pay for all other cleaning charges including charges for (1) cleaning cargo or debris that cannot be cleaned by shovel cleaning; (2) cleaning cargo on working surfaces including gunnels, decks covers, cover tracks, rails, and rain seals; (3) scraping, soaking, cover tracks, rails and rain seals; (4) the disposal of Shipper’s product in excess of one ton; and (5) all barge shifts in addition to a shift to and from the cleaning facility.

29. COVER CHARGES. Unless otherwise expressly agreed by the parties, Shipper will be responsible for payment of any barge cover handling expenses at Origin and Destination and for proper resetting of covers.

30. NOTICES. All notices, consents, determinations, instructions and communications provided for herein shall be validly given, made or served, if in writing by personal deliver, overnight delivery or by recognized courier service by registered or certified mail, postage prepaid or by telegram, facsimile to Shipper and Carrier at their respective addresses listed at the beginning of this Contract, or as the parties may otherwise direct in writing including e-mail transmissions. Any notice, consent, determination, instruction, approval or other communication hereunder shall be deemed given and effective as of the dale of delivery in person or by courier, or as set forth on the return receipt or facsimile confirmation,

31. INDEPENDENT CONTRACTOR. Nothing contained in this Contract shall be construed as a contract by Shipper for the chartering, hiring or leasing of any barge, towboat or other equipment of Carrier to be provided hereunder; nor shall any of the agents, servants, subcontractors or employees of Carrier be regarded as employees of Shipper, it being understood that Carrier is in all respects is an independent contractor and that Shipper shall exercise no control over the operation of any barge, towboat or other equipment of Carrier or over Carrier’s agents, servants, subcontractors or employees.

32. SUBCONTRACTOR. Carrier, with prior written approval from Shipper, which approval shall not be unreasonably withheld, may subcontract for any of the services to be provided by Carrier hereunder, but Carrier shall remain fully responsible to Shipper for the proper performance of all of Carrier’s obligations under this Contract. The parties acknowledge that Carrier may use third-party towing companies to provide towing of barges.

33. MISCELLANEOUS.

a. Conflict. In the event any of the terms of Shipper’s confirmation or any applicable bill of lading differ or conflict with any of the provisions of this Contract, then the terms of this Contract will prevail. The terms set forth in the bill of lading will prevail over Shipper’s confirmation.

b. Assignment. Shipper shall not be permitted to assign or otherwise dispose of all or any part of Its rights or obligations hereunder without first obtaining the written consent of Carrier. Such consent shall not unreasonably be withheld, provided that any such permitted assignment or other disposition shall not relieve Shipper of its obligation under this Contract.

c. No Waiver. The failure of Shipper or Carrier to insist upon strict performance of any of the provisions of this Contract in one or more instances or the failure of Shipper or Carrier to exercise any of its rights hereunder in one or more instances shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

d. Governing Law: Binding Effect. This Contract shall be governed by and construed in accordance with the laws of the State of Minnesota and shall be binding upon and Inure to the benefit of the parties hereto, their successors and assigns, subject to the restrictions or assignability herein contained,

e. Forum. Any action arising out of this Contract including actions for the recover of loss of or damages to Cargo must be brought in the United States District Court for the District of Minnesota or the District Court for Hennepin County, Minnesota.

f. Headings: Terms, Section and Paragraph headings in this Contract are included merely for the convenience of reference, and shall not be construed as part of the governing terms of this Contract. The term ‘barge’ herein shall mean both the singular and the plural as intended by the parties depending on the number of barges subject to this Contract.

g. Integration/Execution. This Contract sets forth the entire understanding between the parties hereto as to the subject matter and no amendment hereto shall be valid unless made in writing and duly signed by the parties hereto. This Contract may be executed in multiple counterparts, each of which shall be deemed an original hereof, and all counterparts collectively are to be deemed but one instrument.

34. ACCEPTANCE OF CONTRACT TERMS. Shipper’s acceptance of a barge placement by Carrier shall be deemed to constitute Shipper’s acceptance of all terms of this Freight Contract.